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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
        RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT
                                   TO 13d-2(b)

                   Under the Securities Exchange Act of 1934


                                  Netzee, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   64122W306
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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===============================================================================
  CUSIP NO. 64122W306                13G                      Page 2 of 6 Pages
            ---------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.                    The InterCept Group, Inc.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          58-2237359
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION                         Georgia
 4
------------------------------------------------------------------------------
                          SOLE VOTING POWER                        944,709
                     5

     NUMBER OF     -----------------------------------------------------------
      SHARES              SHARED VOTING POWER                            0
   BENEFICIALLY      6
     OWNED BY
       EACH        -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER                   944,709
      PERSON         7
       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER                       0
                     8
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                   944,709
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11           28.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12           CO
------------------------------------------------------------------------------

===============================================================================
Item 1
     (a) Name of Issuer:
                 Netzee, Inc.
     (b) Address of Issuer's Principal Executive Offices:
                 6190 Powers Ferry Road, Suite 400
                 Atlanta, Georgia 30339
Item 2
     (a) Name of Person Filing:
                The InterCept Group, Inc.
     (b) Address of Principal Business Office or, if none, Residence:
                3150 Holcomb Bridge Road, Suite 200
                Norcross, Georgia 30071
     (c) Citizenship:
                Georgia, United States
     (d) Title of Class of Securities:
                Common Stock
     (e) CUSIP Number:
                64122W306
Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
     (a) [_]  Broker or dealer registered under section 15 of the Act
              (15 U.S.C. 78o).
     (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c) [_]  Insurance company as defined in section 3(a)(19) of the Act
              (15 U.S.C. 78c).
     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) [_]  An investment adviser in accordance with
              (S)240.13d-1(b)(1)(ii)(E);
     (f) [_]  An employee benefit plan or endowment fund in accordance with
              (S)240.13d-1(b)(1)(ii)(F);
     (g) [_]  A parent holding company or control person in accordance with
              (S)240.13d-1(b)(1)(ii)(G);
     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
     (j) [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

                Not applicable.
Item 4. Ownership.
     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
     (a)  Amount beneficially owned:
                944,709
     (b)  Percent of class:
                28.1%
     (c)  Number of shares as to which the person has:
          (i)   Sole power to vote or to direct the vote                 944,709
          (ii)  Shared power to vote or to direct the vote                     0
          (iii) Sole power to dispose or to direct the disposition of    944,709
          (iv)  Shared power to dispose or to direct the disposition of        0
     Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).
Item 5.  Ownership of Five Percent or Less of a Class.

                Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
           Not Applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
           Not Applicable.

Item 8.  Identification and Classification of Members of the Group.
           Not Applicable.

Item 9.  Notice of Dissolution of a Group
           Not Applicable.

Item 10. Certification

           Not Applicable.

                                SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 13, 2002
                                              ----------------------------------
                                                            Date

                                              The InterCept Group, Inc.

                                               /s/ Scott R. Meyerhoff
                                              ----------------------------------
                                                          Signature

                                               Scott R. Meyerhoff,
                                               Chief Financial Officer and
                                               Secretary
                                              ----------------------------------
                                                          Name/Title